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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             Registration Statement
                        Under The Securities Act of 1933

                         PATRIOT SCIENTIFIC CORPORATION
               (Exact name of Registrant as specified in charter)

               DELAWARE                                  84-1070278
     (State or other jurisdiction                      (IRS Employer
   of incorporation or organization)               Identification Number)

          10989 VIA FRONTERA                      ROBERT PUTNAM, SECRETARY
     SAN DIEGO, CALIFORNIA 92127                     10989 VIA FRONTERA
            (619) 674-5000                       SAN DIEGO, CALIFORNIA 92127
   (Address and telephone number of                    (619) 674-5000
registrant's principal executive offices     (Name, address and telephone number
   and principal place of business)                  of agent for service)

                      1992 NON-STATUTORY STOCK OPTION PLAN
                            (Full Title of the Plan)

                                   COPIES TO:
                           JOHN D. BRASHER JR., ESQ.
                      BRASHER & COMPANY, ATTORNEYS AT LAW
              90 MADISON STREET, SUITE 707, DENVER, COLORADO 80206
                                 (303) 355-3000

    If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with Dividend or
Interest Reinvestment Plans, check the following line:     X

                        CALCULATION OF REGISTRATION FEE


=================================================================================================================
    Title of                                                     Proposed           Proposed
    Each Class                                  Amount            Maximum           Maximum           Amount of
   of Securities                                 Being        Offering Price       Aggregate        Registration
  Being Registered                            Registered         Per Share     Offering Price(2)       Fee(3)
-----------------------------------------------------------------------------------------------------------------
Common Stock (1)                              750,000              $1.26            $945,000          $286.34
=================================================================================================================

(1) The securities registered hereunder are shares of the registrant's common stock, $.0001 par value, subject to issuance upon the exercise of stock options granted under the registrant's 1992 Non-Statutory Stock Option Plan.
(2)   Estimated for purpose of calculating the registration fee.
(3) The fee with respect to these shares has been calculated pursuant to Rules 457(h) and 457(c) under the Securities Act of 1933, as amended, and based upon the average of the bid and ask prices per share of the Registrant's Common Stock on a date within five (5) days prior to the date of filing of this Registration Statement, as quoted on the OTC Electronic Bulletin Board.

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                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents are incorporated by reference in this registration statement of Patriot Scientific Corporation, a Delaware corporation ("Company"), and in the related Section 10(a) prospectus:

         (a) The Company's annual report on Form 10-KSB for the fiscal year ended May 31, 1996;

         (b) Company's quarterly reports on Form 10-QSB for the fiscal quarters ended August 31, 1996 and November 30, 1996;

         (c) The Company's current reports on Form 8-K dated January 9, 1997 and Form 8-K/A Amend. 1 dated February 27, 1997;

         (d) Item 11 (Description of Securities) contained in registration statement on Form 8-A of the Company, SEC file No. 0-22182.

         In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities registered hereunder have been sold and which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

         The authorized capital stock of the Company consists of 40,000,000 shares of Common Stock, $.00001 par value per share. There are no preferred shares authorized. The holders of Common Stock are entitled to one vote for each share held. The affirmative vote of a majority of votes cast at a meeting which commences with a lawful quorum is sufficient for approval of most matters upon which shareholders may or must vote, including the questions presented for approval or ratification at the Annual Meeting. However, removal of a director from office or repeal of the certificate of incorporation in its entirety require the affirmative vote of a majority of the total voting power for approval, and certain other matters (such as shareholder amendment of the bylaws, and amendment, repeal or adoption of any provision inconsistent with provisions in the certificate of incorporation regarding indemnification of directors, officers and others, exclusion of director liability, and the Company's election not to be governed by statutory provisions concerning business combinations with interested shareholders) require the affirmative vote of two-thirds of the total voting power for approval. Common Shares do not carry cumulative voting rights, and holders of more than 50% of the Common Stock have the power to elect all directors and, as a practical matter, to control the Company.

         Holders of Common Stock are not entitled to preemptive rights, and the Common Stock is not subject to redemption. Holders of Common Stock are entitled to receive, pro rata, dividends when and as declared by the Board of Directors out of funds legally available therefor. Upon liquidation, dissolution or winding-up of the Company, holders of Common Stock are entitled to share ratably in the Company's assets legally available for distribution to its shareholders.

         Options have been granted as to an aggregate of 742,503 shares issuable under the 1992 Non-Statutory Stock Option Plan. The Company anticipates that the holders of options affecting approximately 742,503 shares purchasable under the plan will enter into lock up and leakage agreements concerning the shares purchased under the plan which will limit sales of those securities to an amount each month not exceeding ten





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percent of the number subject to option. However, permitted sales not made in a particular month may be cumulated and sold in one or more subsequent months.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not applicable.

ITEM 6.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

         Pursuant to Article NINTH of the Company's Certificate of Incorporation, and as permitted by Section 145 of the General Corporation Law of Delaware, the Company may indemnify its directors and officers under certain circumstances against reasonable expenses (including court costs and attorney's fees), judgments, penalties, fines, and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of his being a director, officer, employee, or agent of the Company if it is determined that he acted in accordance with the applicable standard of conduct set forth in such statutory provisions. Thus, the indemnification provisions will protect officers and directors from liability only if the officer or director meets the applicable standard of conduct and the Company has the financial ability to honor the indemnity. Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the General Corporation Law of Delaware, the Certificate of Incorporation, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in such Act, and is, therefore, unenforceable.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable; no common shares of the Company registered hereunder have been sold or issued.


ITEM 8.  EXHIBITS.

          5.2 Consent and opinion of Brasher & Company, counsel to the Company
         10.2             1992 Non-Statutory Stock Option Plan of the Company
         10.2.1           Amendment to 1992 Non-Statutory Stock Option Plan
         23.3 Consent of BDO Seidman, LLP, independent certified public accountants

ITEM 9.  UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers and sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at such time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be





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deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

         (5) Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.





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                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Diego, California, on the date below.


DATED:  March 24, 1997

                                           PATRIOT SCIENTIFIC CORPORATION

                                          By /s/ MICHAEL A. CARENZO
                                            ----------------------------------
                                            MICHAEL A. CARENZO, CHIEF
                                            EXECUTIVE OFFICER

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons, in the capacities and on the dates respectively indicated.


      Signature                                           Title                        Date
      ---------                                           -----                        ----
/s/ MICHAEL A. CARENZO
-----------------------------------            Director, President                    03/24/97
MICHAEL A. CARENZO                             Chief Executive Officer

/s/ ELWOOD G. NORRIS
-----------------------------------            Director, Chairman of the Board        03/24/97
ELWOOD G. NORRIS

/s/ ROBERT PUTNAM
-----------------------------------            Director, Secretary, Treasurer         03/24/97
ROBERT PUTNAM                                  Principal Financial Officer
                                               Principal Accounting Officer
/s/ RICHARD D. MCDANIEL
-----------------------------------            Director                               03/24/97
RICHARD D. MCDANIEL

/s/ DONALD R. BERNIER
-----------------------------------            Director                               03/24/97
DONALD R. BERNIER

/s/ PETER VR. COOPER
-----------------------------------            Director                               03/24/97
PETER VR. COOPER

/s/ NORMAN J. DAWSON
-----------------------------------            Director, Vice President               03/24/97
NORMAN J. DAWSON


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-8
                             Registration Statement
                        Under The Securities Act of 1933




                                    EXHIBITS


                         PATRIOT SCIENTIFIC CORPORATION
             (Exact name of registrant as specified in its charter)



                                 EXHIBIT INDEX

              The following exhibits are included as part of this registration statement, except those marked as having previously been filed with the Securities and Exchange Commission and which are incorporated by reference to another registration statement, report or form. References to the "Company" in this Exhibit Index mean PATRIOT SCIENTIFIC CORPORATION, a Delaware corporation.

   5.2     Consent and opinion of Brasher & Company, counsel to
           the Company                                                       (1)

  10.2     1992 Non-Statutory Stock Option Plan of the Company               (2)

  10.2.1   Amendment to 1992 Non-Statutory Stock Option Plan                 (3)

  23.3     Consent of BDO Seidman, LLP, independent certified public
           accountants                                                       (1)

         (1)   Exhibit filed herewith this Registration Statement on Form S-8.

         (2) Incorporated by reference to Exhibit 10.2 to the Company's report on Form 8-K dated May 12, 1992.

         (3) Incorporated by reference to Exhibit 10.2.1 to the Company's Annual Report on Form 10-KSB for the fiscal year ended May 31, 1996.





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